AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the ___ day of July __, 2002 (the "Effective Date") by and among MetaSource Group, Inc., a Nevada corporation ("MSG" or "Parent"), Kensington Consulting Acquisition, Corporation., a Delaware corporation (the "Subsidiary"), and Kensington Group, Inc., a Massachusetts corporation (the "Company"); and those persons specified more particularly on that schedule attached to this Agreement marked as Exhibit A, the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically at length in this Agreement. For convenience, the persons specified in Exhibit A to this Agreement shall be referred to in this Agreement, collectively, as the "Shareholders" and any of them may be referred to in this Agreement, individually, as a "Shareholder".

                                    RECITALS

     A. The Company has one hundred thousand (100,000) shares of the Company's capital stock issued and outstanding (each a "Share" and collectively the "Shares");

     B. Subsidiary is a wholly-owned subsidiary of Parent and was formed to acquire the Company through the Merger (as hereinafter defined) so that as a result of the Merger, Subsidiary will survive as a wholly-owned subsidiary of Parent and will own all the assets and be responsible for all the liabilities of the Company and conduct the business of the Company;

     C. The Boards of Directors of each of Parent, Subsidiary and the Company have determined that this Agreement and the merger of the Company with and into Subsidiary (the "Merger") in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the Massachusetts Business Corporation Law (the "MBCL"), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent, Subsidiary and the Company and their respective stockholders;

     E. It is the intent of the parties that the Merger and related transactions qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations promulgated pursuant thereto; and

     F. The Merger is one in a series of transactions pursuant to which MSG will acquire a number of entities including MetaSource Systems, Inc. a Delaware Corporation ("MSS") by merger by and between MSS and Meta Source Acquisition Corp., another wholly owned subsidiary of MSG pursuant to the terms of a certain Agreement and Plan of Merger, dated as April 24, 2002 a copy of which is attached hereto as Exhibit F (the "Buyer Merger").

     NOW, THEREFORE, in consideration of the recitals specified above that shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, undertakings, agreements, representations and warranties specified in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, with the intent to be obligated legally and equitably, the parties do hereby covenant, promise, agree, represent and warrant as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the DGCL, and the MBCL, the Company shall be merged with and into Subsidiary and the separate existence of the Company shall thereupon cease. Subsidiary shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time of the Merger. As soon as practicable after the Closing (as hereinafter defined), MSG shall cause Articles of Merger/Consolidation to be filed with the office of the Secretary of State of the Commonwealth of Massachusetts in the manner required by the MBCL and in the form of Exhibit C attached hereto and a Certificate of Merger to be filed with the office of the Secretary of State of the State of Delaware in the manner required by the DGCL and in the form of Exhibit D (said filings hereinafter the "Merger Filings"). The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Merger Filings. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement.

     1.3 Tax-Free Reorganization. The Merger shall be treated as a tax-free reorganization under Section 368(a) of the Code. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Section 1.3, unless otherwise required by a final and binding judicial or governmental determination of competent jurisdiction. Each party herein will promptly notify the other party, as provided by this Agreement in Section 7.3.8, of any determination by a taxing authority of a position that is inconsistent with this Section. Parent has delivered the opinion of Geller & Company to the effect that the Merger and the other transactions contemplated herein and the Exhibits hereto will qualify as a reorganization under Section 368(a) of the Code. Other than as to the opinion provided by Geller & Company, neither Parent, Subsidiary or any of their respective representatives, including their attorneys, represent and/or warrant that the transactions contemplated herein and the Exhibits attached hereto will qualify as a reorganization under Section 368(a) of the Code.

                                   ARTICLE II
                      THE SURVIVING AND PARENT CORPORATIONS

     2.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Certificate of Incorporation of Subsidiary as in effect immediately prior to the Effective Time except that the name of Subsidiary shall be changed to become Kensington Management Consulting, Inc.and thereafter may be amended in accordance with its terms and as provided in the DGCL.


     2.2 By-Laws. The By-laws of the Surviving Corporation shall be amended at and as of the Effective Time to be identical to the By-laws of Subsidiary as in effect immediately prior to the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.


     2.3 Directors. The directors of Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     2.4 Officers. Except as otherwise agreed, the officers of the Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     2.5 Cash or other Consideration. No cash or other consideration will be paid, is contemplated as part of any payment, or will be received in effecting the Merger.

     2.6 Assets. Upon the Effective Time, all assets of the Company shall become the property of the Surviving Corporation.

     2.7 Liabilities. Upon the Effective Time, the Company shall remain liable for and obligated by all of its liabilities, including but not limited to: (i) any and all litigation threatened and pending that may or has resulted in the entry of judgment in damages or otherwise against the Company; (ii) any and all outstanding secured and unsecured accounts of credit, bills of lading or other uncollected debts now held by Company; (iii) any and all internal or employee related disputes, arbitrations, or administrative proceedings threatened, pending or otherwise outstanding; and (iv) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Company.

                                   ARTICLE III
                              CONVERSION OF SHARES

     3.1 Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares:

     (a) each Share issued and out standing immediately prior to the Effective Time other than Shares held by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company, if any, subject to the provisions of Sections 3.4 and 3.5 following, shall be converted automatically into the right to receive a number of shares of $0.01 par value common stock of MSG ("Exchange Shares") as calculated pursuant to the formula specified on Exhibit B hereto (the "Merger Consideration"). Certificates representing 50% of the immediately issued Exchange Shares shall be delivered to the Escrow Agent (as that term is defined in Section 3.3(b)) pursuant to the provisions of
Section 3.3(b) and certificates evidencing and representing the remaining 50% of the immediately issued Exchange Shares shall be delivered to the Shareholders pursuant to the provisions of Section 3.3(a). If the Shareholders and/or the Company breach any of the representations or warranties specified in this Agreement, the immediately issued Exchange Shares held by Escrow Agent will be used to indemnify Subsidiary and Parent for any such breaches.

     (b) each Share owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled and shall cease to exist from and after the Effective Time.

     3.2 Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole shareholder of Subsidiary, each issued and outstanding share of common stock, par value $.001per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, $.001 par value per share, of the Surviving Corporation.

     3.3 Exchange of Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate that immediately prior to the Effective Time represented Shares shall be entitled to receive in exchange therefor, upon surrender thereof to the Surviving Corporation, the Merger Consideration to which such holder is entitled pursuant to Section 3.l(a). Notwithstanding any other provision of this Agreement, without regard to when such certificates representing Shares are surrendered for exchange as provided herein, no interest shall be paid on any payment of the Merger Consideration.

     (b) At the Closing Date (as defined herein), Parent and Shareholders shall jointly establish an independent escrow account with MC Law Group, as escrow agent (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement substantially in the form set forth as Exhibit E attached hereto (the "Escrow Agreement"). Parent shall deposit with the Escrow Agent certificates evidencing and representing 50% of the immediately issued Exchange Shares (the "Escrowed Shares"). As described more particularly in the Escrow Agreement, a portion of the certificates evidencing and representing the Escrowed Shares shall be held by the Escrow Agent for a period ending on the last to occur of (i) the one (1) year anniversary of the Closing Date or (ii) the fifth (5th) business day following the determination of the 2003 income and any required adjustment to the Exchange Shares pursuant to Exhibit B attached hereto (the "Adjustment Date"). The Adjustment Date is to be no later than August 30, 2003. Such Escrowed Shares are to be held in order to indemnify Subsidiary and Parent for breaches under this Agreement. Parent and Shareholders shall execute joint escrow instructions.

     3.4 Dissenters Rights Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his or her right for payment of the fair value of such Shares in accordance with the MBCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to payment, shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the MBCL. Notwithstanding the provisions of this subsection (a), if any holder of Shares who demands payment of the fair value of such Shares under the MBCL shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to payment, then, as of the later of Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (b) The Company shall give Parent (i) prompt notice of any written notice of dissent, written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the MBCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of the fair value under the MBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of any Shares or offer to settle any such demands.

     3.5 Fractional Shares. In determining the number of Exchange Shares issued by MSG to effectuate the Merger, the parties to this Agreement have agreed that the Merger Consideration shall be calculated pursuant to the formula and schedules specified on Exhibit B hereto, and, in the case of issuance to each Shareholder, rounded up to the next whole share such that no fractional shares of Exchange Shares shall be issued in connection with the Merger.

     3.6 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company on the first business day immediately following the date on which the last of the conditions set forth in Article IV is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

     3.7 Further Assurances. If, at any time after the Closing, the parties to this Agreement consider or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger, or to carry out the purposes of this Agreement at or after the Closing, then the parties to this Agreement shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                   ARTICLE IV
                              TERMS AND CONDITIONS

     4.1 Conditions Precedent. Prior to Closing, the parties hereto (as specified below) shall satisfy the following conditions:

          4.1.1 Company Approval. The Company's Board of Directors shall adopt, and the Company's Shareholders shall approve and ratify, by resolution duly made, carried, and recorded in the Company's corporate minute book, the Company's execution and performance of this Agreement, including the Merger and all transactions related thereto.

          4.1.2 Parent's Approval. Parent's Board of Directors shall approve, adopt and ratify, by resolution duly made, carried, and recorded in the Parent's corporate minute book, the Parent's execution and performance of this Agreement, including the Merger and all transactions related thereto.

          4.1.3 Subsidiary Approval. Subsidiary's Board of Directors shall adopt, and Subsidiary's Shareholders shall approve and ratify, by resolutions duly made, carried, and recorded in the Subsidiary's corporate minute book, the Subsidiary's execution and performance of this Agreement, including the Merger and all transactions related thereto.

          4.1.4 Governmental Approvals. The parties hereto shall secure and/or substantially comply with or file for any and all required permits, licenses, certifications, or approvals from the appropriate local, state, or federal governmental or regulatory agencies required for or related to the Closing and the Merger, and all transactions related or necessary thereto (including without limitation to the Buyer Merger), and required for or to ensure the continued operations or ongoing business concerns of the Company consistent with the operating or business history of the Company.

          4.1.5 Buyer Merger. The Buyer Merger shall have been consummated pursuant to the terms of the Agreement and Plan of Merger attached hereto as Exhibit F, and the appropriate certificates or articles of merger shall have been filed and accepted in the appropriate filing offices.

          4.1.6 Material Changes. None of the Company, the Parent or the Subsidiary shall undertake, effect or transact any contract, agreement, activity or business function that has the effect or consequence of a Material Change as defined herein, relative to the state of the Company, Parent , or the Subsidiary, as the case may be, as of the Effective Date. A "Material Change" shall be a change that adversely affects the business concerns, operations, assets, customers, shareholders or prospects, present or future, of the Company, Parent, or the Subsidiary as the case may be, prior to or concurrent with the Closing Date, except those Material Changes expressly contemplated by this Agreement. Further, the Company will notify Parent immediately of any anticipated or actual Material Change, adverse or otherwise, known to it and the Parent will notify the Company immediately of any anticipated or actual Material Change, adverse or otherwise known to it, each in a manner prescribed by this Agreement. Material Changes include, but are not limited to any event, occurrence or happenstance, public or otherwise, that in any way (i) adversely affects the value of Company assets or holdings; (ii) substantially increases the Company's, Parent's or the Subsidiary's, as the case may be, exposure to liability or risk of litigation; (iii) substantially affects the Company's, Parent's or the Subsidiary's, as the case may be, service, supplies, inventory, customers and employees; (iv) changes, modifies or affects the Company, Parent's or Subsidiary's, as the case may be, capital structure, accounting, other business operations model, mergers, consolidations, acquisitions, stock or asset purchases of other or subsidiary companies or where the Company, Parent's or Subsidiary's, as the case may be has a legal obligation to make disclosures to its shareholders and Board of Directors; and (v) changes, adjustments or increases to employee or contracted compensations, salaries or wages, declared or paid dividends or otherwise exercising or accepting warrant and option exercises.

          4.1.7 Good Faith. The Company, the Parent and the Subsidiary shall each act in good faith to disclose, assist, cooperate and otherwise make available or make efforts to ensure that the other receives all information, data, charts, reports, audits, approvals, and other items, and that the actions, documents and disclosures of each comply with Section 4.1 of this Agreement and applicable law.

          4.1.8 Books and Records. Prior to the Closing each of the Company and the Parent will have delivered to the other all books and records as requested by the Company or the Parent, as the case may be, or their agents or representatives, including, but not limited to, their respective attorneys and auditors.

          4.1.8 Employment Agreement. Conditioned on to the Closing, Norma LaRosa and the Surviving Corporation will execute and deliver an employment agreement in a form substantially similar to the employment agreement attached hereto as Exhibit G.

     4.2 Exclusivity. Subject to the fiduciary duties of the Boards of Directors of the Company and the Subsidiary, until the first to occur of the Closing or the termination of this Agreement, neither the Company nor the Subsidiary shall directly, or indirectly, through any director, officer, employee, agent, representative, including but not limited to investment bankers, attorneys, and accountants, or otherwise: (i) solicit, initiate, or encourage submission of proposals or offers of any sort from any third party, relating to any acquisition or purchase of all or a material portion of the Company's or the Subsidiary's, as the case may be, assets, or any equity interest in it or any transaction, consolidation or business combination with it; or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing.

     4.3 Conditions Subsequent. After Closing, the parties hereto, as specified below, shall satisfy the following conditions:

          4.3.1 Continued Business Operations. The Parent shall cause the Surviving Corporation to retain the Company's business name and continue the Company's ordinary, day-to-day operations.

          4.3.2 Securities Law Issues. Parent contemplates issuing and delivering the Exchange Shares in a transaction which satisfies the requirements for an exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, as specified in Regulation D, Rule 506, and in that regard, each Shareholder is an "accredited investor" within the meaning of Rule 501 of Regulation D.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of Company. The Company hereby represents and warrants to the Parent and the Subsidiary that each of the following representations and statements made in this Agreement and this Section
5.1 are true and correct in all material respects:

          5.1.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts. The Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" when used with reference to the Company (either alone or collectively with all the Company subsidiaries) means any event, change, or effect that is or with the passage of time will be materially adverse to the Company's condition, including, but not limited to, financial or otherwise, properties, assets, liabilities, business, operations, or results of operations, it being understood that any effect whether alone or in combination with any other effect, arising out of or resulting from actions contemplated by the parties in connection with this Agreement and the transactions contemplated herein shall not constitute a Material Adverse Effect.

          5.1.2 Power and Authorization of the Company. The Company has the corporate right, power, legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement, subject to any and all applicable regulatory approvals which may be required to effectuate the Merger or any related transactions contemplated by, or necessary to effectuate, this Agreement. Further, with the exception of the Merger Filings, no filing, authorization, consent, approval or order, governmental or otherwise, required by applicable state or federal law is necessary or required to be made or obtained by the Company to enable the Company to lawfully enter into, and to perform its obligations under this Agreement. Further, this Agreement, when executed by the Company or its authorized representative, will constitute a valid and binding obligation of the Company, enforceable in accordance with the terms described herein, except as to the effect, if any of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          5.1.3 Validity. All representations, warranties, and other statements made by the Company in this Agreement are true, complete, correct and accurate, in all material respects, as of the Effective Date.

          5.1.4 Capitalization of Company. The authorized share capital of Company is two hundred thousand (200,000) shares of common stock, of which one hundred thousand (100,000) shares are issued and outstanding, all of which are now owned and held by the Shareholders. No other shares of the Company's common stock, including, but not limited to, fractional shares, will be issued and outstanding on the Effective Date. All issued and outstanding shares of common stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right or right of rescission (other than the rights of all companies organized under applicable law to repurchase shares), and have been offered, issued and sold by the Company (and, if applicable transferred), to the best of the Company's knowledge, information and belief, in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, the Company's Articles of Incorporation or similar governing documents, all other corporate or charter documents, and all agreements to which the Company or the Shareholders are a party.

          5.1.5 Options, Warrants or Rights. The Company represents there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Company's share capital, described above, or any security convertible into or exchangeable for any shares of the Company's capital stock or obligating the Company to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement ("Interests"). The Company has no liability for any dividends accrued but unpaid. No shares of the Company are reserved for issuance under any stock purchase, stock option or other benefit plan.

          5.1.6 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, rights of first refusal or other restrictions, other than normal restrictions on transfer under the applicable securities laws, applicable to any of the Company's issued and outstanding shares of capital stock or to the conversion of any shares of the Company stock in the Merger. The Company is not under any current obligation to register under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise, or any other securities regulation, any of its presently issued and outstanding securities or any securities that may be subsequently issued, except as may be defined by this Agreement.

          5.1.7 No Subsidiaries. The Company has never been a subsidiary of any corporation, partnership, limited liability company, joint venture or other business entity.

          5.1.8 No Violation of Existing Agreements. To the knowledge of the Company, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, or violation of: (i) any organizational, corporate, or other resolution of the Company currently in effect; (ii) any national, state, or local judgment, writ, decree, levy, order, statute, rule or regulation applicable to the Company or its assets or properties; or (iii) any material instrument, agreement, contract, letter of intent or commitment to which the Company is a party or by which the Company or its assets or properties are or were bound, except as such conflicts, terminations, breaches, impairments, or violations as, in the opinion of management of the Company, would not have a Material Adverse Effect on the Company, or the Company's business or assets.

          5.1.9 Litigation. As of the date hereof, there is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or against any officer, director or shareholders of the Company, or to the best of the knowledge of Company, against any employee or agent of the Company in their capacity as such or relating to their employment or relationship with the Company, before any court, administrative agency or arbitrator that, if determined adversely, may reasonably be expected to have a Material Adverse Effect on the Company, nor, to the best of the Company's knowledge has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. Except as would not have a Material Adverse Effect, and save for the regulatory approvals required hereunder, if any, there is no basis known to the Company for any person, firm, corporation or other entity, to assert a claim against the Company or the Subsidiary based upon the Company entering into this Agreement; and, further, there is no basis known to the Company for any person, firm, corporation, or other entity, to assert a claim against the Company based upon (i) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any of the Shares; or (ii) any rights as a Company shareholder, including any option, warrant or preemptive rights or rights to notice or vote. To the best of the Company's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Company.

                  5.1.10 Taxes. The Company has timely filed all foreign (if applicable), national, state, and local tax returns required to be filed the failure of which to file would have had a Material Adverse Effect, has timely paid or provided for all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. The Company is not delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. The Company is also not delinquent in the payment of any tax. The Company has not received any notification that any issues have been raised or are currently pending by any taxing authority, including but not limited to any franchise, sales or use tax authority, regarding the Company and no tax return of the Company has ever been audited by any taxing authority. For the purposes of this Section, the terms "tax" and "taxes" include income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, including any taxes, deductions or similar payments required to be withheld from payments of salary or other compensatory payments, ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding) and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

          5.1.11 Financial Statements. The Company has provided management-prepared financial statements to Parent and Subsidiary and those financial statements, to the knowledge of the Company, represent the true and correct financial condition of the Company as of that date and there are no material liabilities, either fixed or contingent, not reflected in such financial statements.

          5.1.12 Title to Property. The Company has marketable title to all of its assets, free and clear of all liens, mortgages, security interests, claims, charges, restrictions, or encumbrances. Further, all machinery, vehicles, planes, equipment, and other tangible personal property included in such assets and properties are in operating condition and repair, normal wear and tear excepted, and all material leases of real or personal property to which the Company is a party are, to the knowledge of the Company, fully effective and afford the Company peaceful and undisturbed possession of the real or personal property which is the subject of the lease. To the knowledge of the Company, the Company is not in violation of any zoning, building, safety or environmental ordinance, regulation, requirement or other law applicable to the operation of owned or leased properties, the violation of which would have a Material Adverse Effect on the Company, nor has the Company received any notice of violation, the violation of which would have a Material Adverse Effect on the Company with which it has not complied.

          5.1.13 No Default. The Company is not in breach or default of any Company agreement or contract. The Company is not a party to any contract, agreement or arrangement that has had, or could reasonably be expected to have a Material Adverse Effect on the Company. The Company does not have any material liability for re-negotiation of government contracts or subcontracts, if any.

          5.1.14 Intellectual Property. The Company owns, or has the irrevocable right to use, sell or license all material Intellectual Property Rights (as defined below, the "IP Rights") necessary or required for the conduct of its business as presently conducted, and such rights to use, sell, or license are sufficient for such conduct of its business. Further, the Company is the legal and beneficial owner of all IP Rights contemplated herein. Any and all intellectual property held by the Company is owned outright, free and clear of any claims, liens, security interests, mortgages, encumbrances or obligations by the Company. The Company is currently taking reasonable and practicable steps designed to protect, preserve, and maintain the secrecy and confidentiality of all material Company IP Rights and all the Company's proprietary rights therein. IP Rights, as used herein, means, collectively, all worldwide industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records.

          5.1.15 Compliance with Laws. To the best knowledge of management of the Company, the Company has complied with and is now in complete compliance, in all material respects, with all applicable national, state, and local laws, ordinances, regulations, rules, orders, writs, decrees, injunctions, awards, judgments and decisions applicable to the Company or to the Company's assets, properties, or business the non-compliance with which will have a Material Adverse Effect on the Company. The Company holds all material permits, licenses, and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with the Company's present business.

          5.1.16 Employees. To the best knowledge of management of the Company, the Company is in compliance in all material respects with all applicable laws, agreements, and contracts relating to employment, employment practices, reporting, wages, hours, and compensation matters, in all geographic areas where it conducts business.

     5.2 Representations and Warranties of Parent and Subsidiary. The Parent and the Subsidiary hereby jointly and severally represent and warrant to the Company that each of the following representations and statements made in this Agreement are true and correct:

          5.2.1 Organization and Good Standing. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Delaware. MSG is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Subsidiary and MSG each has the corporate power and authority to own, operate and lease its respective properties and to carry on its respective business as now conducted and as proposed to be conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a material adverse effect. As used in this Agreement, the term "Material Adverse Effect" when used with reference to the Subsidiary or MSG, as the case may be, (either alone or collectively with all Subsidiary or MSG, as the case may be, subsidiaries and shareholders) means any event, change, or effect that is or with the passage of time will be materially adverse to the Subsidiary's condition, including but not limited to financial or otherwise, properties, assets, liabilities, business, operations, or results of operations, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect, any effect arising out of or resulting from actions contemplated by the parties in connection with the announcement of this Agreement and the transactions contemplated herein.

          5.2.2 Power and Authorization of Subsidiary and MSG. The Subsidiary and MSG each have the right, power, legal capacity and authority to enter into, execute, deliver and perform such or their respective obligations under this Agreement and has the requisite power and authority to consummate the Merger and, in the case of Parent, the Buyer Merger, in each case, subject only to the regulatory approval set forth herein. Further, with the exception of the Merger Filings, no filing, authorization, consent, approval or order, governmental or otherwise, required by Delaware or Nevada law is necessary or required to be made or obtained by the Subsidiary or MSG to enable the Subsidiary and MSG to lawfully enter into, and to perform the respective obligations under this Agreement and with respect to Parent under Agreement and Plan of Merger with respect to the Buyer Merger. Further, this Agreement, when executed by the Subsidiary and the Parent, will constitute a valid and binding obligation of Subsidiary, enforceable in accordance with the terms described herein, except as to the effect, if any of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          5.2.3 Validity. All representations, warranties, and other statements made by the Subsidiary or Parent in this Agreement, and all other agreements, reports, audits included herein, executed prior to, concurrent or subsequent to the Closing hereto are i) true and correct, and ii) shall be deemed to be representations and warranties made pursuant to this Section for all purposes of this Agreement.

          5.2.4 Capitalization of Subsidiary and MSG.

          (A) As of July 11, 2002, the authorized common stock of the Subsidiary consisted entirely of 50,000,000 shares of $.001 par value common stock of which 1000 shares were issued and outstanding. All issued and outstanding shares of the Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any claim, lien, preemptive right or right of rescission, and have been offered, issued, sold and delivered by the Subsidiary (and, if applicable transferred) in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, the Subsidiary's Certificate of Incorporation, all other corporate or charter documents, and all agreements to which Subsidiary or the Subsidiary's shareholders are a party.

          (B) As of July 11, 2002, the authorized common stock of MSG consisted entirely of 100,000,000 shares of $.001 par value common stock of which 12,891,200 were issued and outstanding. At any time either before or after date of the Buyer Merger, MSG may authorize additional shares if so approved by its shareholders as required by applicable law and MSG may issue additional authorized shares in which case the Shareholders may suffer dilution of the percentage of ownership of MSG that they will own immediately after the Closing. All issued and outstanding shares of MSG have been duly authorized and validly issues, are fully paid and non-assessable, are not subject to any claim, lien, preemptive right of rescission, and have been offered, issued, sold and delivered by MSG (and, if applicable transferred) in compliance with the registration or qualification requirements (or applicable exemptions there from) of all applicable securities laws, MSG's Certificate of Incorporation, all other corporate or charter documents, and all agreements to which MSG is a party.

          5.2.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the Buyer Merger or any of the other transactions contemplated herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, or violation of: i) any organizational, corporate, or other resolution of the Subsidiary or MSG currently in effect; ii) any national, state, or local judgment, writ, decree, levy, order, statute, rule or regulation applicable to the Subsidiary or its assets or properties; or iii) any material instrument, agreement, contract, letter of intent or commitment to which the Subsidiary or MSG is a party or by which the Subsidiary or MSG or their respective assets or properties are or were bound, except as such conflicts, terminations, breaches, impairments, or violations as would not have a Material Adverse Effect.

          5.2.6 Litigation. As of the date hereof, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Subsidiary or against any officer or director of the Subsidiary or MSG, or to the best of the knowledge of Parent and Parent's shareholders, against any employee, agent, service or in their capacity as such or relating to their employment, services or relationship with the Subsidiary or MSG, before any court, administrative agency or arbitrator that, if determined adversely, or brought against any of the above may reasonably be expected to have a Material Adverse Effect on the Subsidiary or MSG, nor, to the best of Parent's knowledge has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. Except as would not have a Material Adverse Effect, and save for the regulatory approvals required hereunder, there is no basis for any person, firm, corporation or other entity, to assert a claim against the Subsidiary or MSG based upon Parent or the Subsidiary entering into this Agreement or Parent entering into the Buyer Merger or consummating the Merger or the Buyer Merger; and, further, there is no basis for any person, firm, corporation, or other entity, to assert a claim against the Subsidiary or MSG based upon i) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of the Subsidiary or MSG; or ii) any rights as a shareholder of either the Subsidiary or MSG, including any option, warrant or preemptive rights or rights to notice or vote. To the best of Parent's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Subsidiary or MSG.

          5.2.7 Validity of Shares. Other than that portion of Exchange Shares deposited in escrow, the Exchange Shares shall, when issued; (i) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances; (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under applicable securities laws.

          5.2.8 Reports and Financial Statements. At least since January 1, 2001, MSG has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. MSG has previously made available to the Company and the Shareholders copies of MSG's (a) Annual Reports on Form 10-K as filed with the SEC, (b) proxy and information statements relating to (i) any meetings of its shareholders (whether annual or special) and (ii) actions by written consent in lieu of a shareholders' meeting, each from January 1, 2001 until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by MSG with the SEC, in each case, since January 1, 2001 (the documents referred to in clauses (a), (b) and (c), together with any exhibits, any amendments thereto, and any information incorporated by reference therein, are collectively referred to as the "MSG SEC Reports"). At the time of filing, the MSG SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of MSG included in MSG SEC Reports (collectively, the "MSG Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of MSG and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

                  5.2.8 Absence of Undisclosed Liabilities. Neither MSG nor any of its subsidiaries had at March 31, 2002, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in MSG Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 2002, and, were incurred in the ordinary course of business and consistent with past practices,

(b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of MSG and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

          5.2.9 Absence of Certain Changes or Events. Since the date of the most recent MSG SEC Report, there has not been a Material Adverse Effect with respect to MSG.

          5.2.10 Certain Relationships; Transactions with Management.

          (a) The documents listed as exhibits to the MSG's Form 10-K filed with the SEC on April 15, 2002, accurately describe all relationships between or among MSG, its directors, its officers or its significant shareholders.

          (b) The documents listed as exhibits to the MSG's Form 10-K filed with the SEC on April 15, 2002, MSG is not a party to any contract, lease or commitment with any officer, director or significant shareholder (or any affiliate of any such officer, director or shareholder) of MSG.

          (c) Neither MSG nor any of the directors, officers or significant shareholders of MSG (and/or any member of their respective families) has a financial interest (direct or indirect) in any competitor, supplier or customer of the Company.

     5.3 Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to Parent and the Subsidiary that each of the following representations and statements made in this Agreement are true and correct:

          5.3.1 No Encumbrances or Liens. Each Shareholder, for himself, herself or itself, warrants and represents that those Shares held of record by such Shareholder are fully paid, non-assessable and free of liens and encumbrances, and are free and clear of any transfer restrictions except for restrictions on transfer under applicable securities laws.

          5.3.2 Acquisition Intent of Shareholders. The Shareholders are acquiring the Exchange Shares for their own accounts and not with an intention of distribution within the meaning of Section 2(a)(11) of the Securities Act and each Shareholder (i) is aware of the limits on resale of the Exchange Shares imposed because of the nature of the Merger and the transactions contemplated thereby, including but not limited to restrictions specified by Rule 144 promulgated by the Securities and Exchange Commission; and (iii) is receiving the Exchange Shares without registration pursuant to the Securities Act of 1933, as amended ("Securities Act"), in reliance on the exemption from registration specified in Rule 506 of Regulation D of the Securities Act for investment, and without any intent to sell, resell, or otherwise distribute the Exchange Shares in any manner that is in violation of the Securities Act. The certificate representing the Exchange Shares, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:

THE SHARES THIS CERTIFICATE REPRESENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         Each Shareholder agrees not to attempt any transfer of any of the Exchange Shares without first complying with the substance of that legend and agrees that the satisfaction of the Subsidiary may, if the Subsidiary so requests, depend in part upon an opinion of counsel acceptable in form and substance to the Subsidiary, a no-action letter of the United States Securities and Exchange Commission, or equivalent evidence. Each of the Shareholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the Exchange Shares issued to such Shareholders. In the event that the Subsidiary agrees that an opinion contemplated by this
Section 5.3.2 is appropriate but is not willing to pay for such an opinion. Subsidiary agrees and covenants that MSG will agree that Buchanan Ingersoll Professional Corporation is satisfactory counsel for purposes of rendering an opinion under such circumstances.

                                   ARTICLE VI
                                MUTUAL COVENANTS.

     6.1 Fulfillment of Closing Conditions. At and prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the Effective Date of this Agreement, the conditions specified in Article IV hereinabove to the extent that the fulfillment of such conditions are within its control. In connection with the foregoing, each party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in this Agreement, (c) comply with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Merger,
(d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, including any Company required consents in the case of Company and
(e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

     6.2 Disclosure of Certain Matters. Each party to this Agreement shall promptly notify every other party of any event or development that occurs that
(a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof or (c) gives any such party any reason to believe that any of the conditions set forth in
Article IV will not be satisfied prior to the Closing Date.

     6.3 Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Merger and, except as may be required by applicable law, none of the parties nor any other party shall issue any such press release or make any such public statement without the prior written consent of the other party.

     6.4 Confidentiality. If the Merger is not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or affiliate all copies made by it or its representatives of confidential information provided by such other party or affiliate.

     6.5 Expenses. Except as otherwise provided herein, the parties shall each pay all of their respective legal, accounting and other expenses incurred by such party in connection with the Merger.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

     7.1 Indemnification. From and after the Closing Date, each party to this Agreement shall indemnify and hold harmless each and every other party, jointly and severally, and (if any) each other party's respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, affiliates and any person who controls any of such persons within the meaning of the Securities Act or the Securities Exchange Act of 1934 (each, an "Indemnified Person") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Person in connection therewith, including consequential and punitive damages) (collectively, "Damages") that such Indemnified Person may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements contained in this Agreement.

          7.1.1 Survival. The indemnity provisions set forth in Section 7.1, above, shall survive the Closing and continue for two (2) years.

          7.1.2 Procedure for Claims. Any Indemnified Person who desires to seek indemnification under any part of this Section 7.1 shall give written notice in accordance with Section 7.3.8 in reasonable detail (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Person shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within thirty (30) days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

          7.1.3 Indemnity Obligations. If any Indemnitor shall be obligated to indemnify an Indemnified Person pursuant to Section 7.1, such Indemnitor shall pay to such Indemnified Person the amount to which such Indemnified Person shall be entitled within fifteen (15) Business Days after (i) a disputed claim is determined in favor of the Indemnified Person or (ii) the Response Period has expired without a response. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Person interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%.

          7.1.4 Third Party Claims. An Indemnified Person that desires to seek indemnification under any part of this Section 7.1 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Person, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Person; provided, however, that such Indemnified Person shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 7.1.4 shall not bar an Indemnified Party's right to claim indemnification under this Section 7.1, except to the extent that an Indemnitor shall have been harmed by such failure.

          7.1.5 Effect of Investigation or Knowledge. Any claim by any party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to any such person, nor shall such a claim be adversely affected by any such person's knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

          7.1.6 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Person from making a claim hereunder for potential or contingent claims or demands (a "Contingent Claim") provided the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Person has reasonable grounds to believe that such a claim may be made.

     7.2 Termination. The parties may terminate this Agreement at any time before the Closing, as provided below:

     (a) by mutual written consent of each of the parties hereto; or

     (b) by any party hereto if for any reason except for a breach by the party seeking to so terminate, the Closing has not occurred by August 15, 2002; or

     (c) by any party to this Agreement, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Merger, and such Court Order shall have become final and nonappealable; or

     (d) by Parent or Subsidiary, if Company shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by Company shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Business; or

     (e) by Company, if Parent or Subsidiary shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by Company hereunder; or

     (f) by any Shareholder, if Parent or Subsidiary shall have breached, or failed to comply with any of their respective obligations under this Agreement or any representation or warranty made by Subsidiary shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by any Shareholder.

          7.2.1 Effect of Termination. If this Agreement is terminated pursuant to Section 7.2, any party to this Agreement may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party to this Agreement.

     7.3 General Matters.

          7.3.1 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties to this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, except as provided in elsewhere in this Agreement. No party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

          7.3.2 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

          7.3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Facsimile signatures shall be deemed sufficient and shall have the same force and effect as an original signature.

          7.3.4 Entire Agreement. This Agreement, together with all Exhibits and Attachments described herein, constitute the final and complete understanding of the parties with respect to the subject matter hereof, superseding all prior and contemporaneous promises, inducements, representations, agreements, and understandings, whether written or oral, pertaining hereto. This Agreement cannot be amended, modified or supplemented in any respect except as provided in
Section 7.3.1.

          7.3.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be deemed to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. Nothing in this Section shall prevent the parties from interpreting any provision or part of this Agreement in a way consistent with current and future judicial determinations and modifying this Agreement as provided to concur with such determination.

          7.3.6 Remedies. The indemnification rights under Section 7.1 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by
Section 7.1.

          7.3.7 No Implied Waiver. No course of dealing between the parties hereto and no failure or delay in exercising any such right, power, or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy. No waiver by any party hereto of any breach of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision hereof.

          7.3.8 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to the address or facsimile to the facsimile number set forth below, unless such address or facsimile number is changed by notice to the other parties:

If to Company:

Kensington Group, Inc
61 Presidio Avenue
Corte Madera, California 94925

With a copy to:
Richard D. Rose, Esq.
Buchanan Ingersoll Professional Corporation
301 Grant Street, 20th Floor
Pittsburgh, PA  15219
Fax:  (412) 562-1041

If to Parent or Subsidiary:

40 Exchange Place
Suite 1607
New York, New York  10005


With a copy to:
Deron M. Colby
MC Law Group
4100 Newport Place, Suite 830
Newport Beach, California  92660
Fax:  (942) 250-8656

If to Shareholders:

[see addresses on Exhibit A]

          7.3.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to its provisions concerning choice of laws or choice of forum. The parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in New York and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under state or federal law.

          7.3.10 Arbitration. Subject to Section 7.3.9 of this Agreement, the parties hereto agree to submit any dispute arising hereunder to the American Arbitration Association ("AAA"). Resolution of claims by the AAA will be binding on all parties involved in such dispute.

IN WITNESS WHEREOF, the parties hereto as of the day and year first written above have executed this Agreement.


KENSINGTON GROUP, INC.
Company

         /s/ Norma T. LaRosa
By:      ------------------------------
Its:     President

         /s/ Norma T. LaRosa
By:      ------------------------------
Its:     Secretary



KENSINGTON CONSULTING ACQUISITION CORPORATION
Subsidiary

         /s/ Joe Cheung
By:      ------------------------------
Its:     President

         /s/ Joe Cheung
By:      ------------------------------
Its:     Secretary


METASOURCE GROUP, INC.
Parent
         /s/ Joe Cheung
By:      ------------------------------
Its      President

         /s/ Joe Cheung
By:      ------------------------------
Its      Secretary

                                    EXHIBIT A

                                  SHAREHOLDERS:
                                  ------------

1.       Norma LaRosa
         61 Presidio Avenue
         Corte Madera, California 94925

                                    EXHIBIT B

                                EXCHANGE FORMULA
                                ----------------

Each Shareholder will be issued that number of Exchange Shares equal to:


The Company's net income for the calendar year ended December 31, 2001 (the "2001 Income"), multiplied by five (5), divided by the average between the high, low and closing price of shares of MSG common stock on the second day following the filing of the Certificate of Merger effectuating the Merger unless that day falls on a Friday then use the following Tuesday (the "Average Price"). Under no circumstances shall the Average Price be deemed to exceed $5.50 per share. As used in this Exhibit B, "net income" shall be determined by Parent's auditor in accordance with U.S. GAAP applying the accounting policies and procedures historically used by the Company.

Exchange Rate Adjustments. On or before August 30, 2003, the shares issued to
-------------------------
the Shareholders will be adjusted according to the following:

As soon as practicable after June 30, 2003, the Company will determine its net income for the period from July 1, 2002 to June 30, 2003 (the " 2003 Income"). If the average of the 2003 Income and the 2001 Income exceeds, by more than 10%, the 2001 Income, then the Shareholders will be issued additional MSG shares determined by multiplying (A) the difference between (i) the average of the 2003 Income and the 2001 Income and (ii) the 2001 Income by (B) 5 and dividing that product by the Average Price.

If the average of the Company's 2003 Income and the 2001 Income is more than 10% less than the 2001 Income, then the Shareholders shall return to MSG that number of MSG shares determined by multiplying (A) the difference between (i) the 2001 Income and (ii) the average of the 2001 Income and the 2003 Income by (B) 5 and dividing that product by the Average Price.

In the event that the average of 2003 Income and the 2001 Income exceeds the 2001 Income by more than 10%, MSG shall issue the additional shares of MSG determined in accordance with this Exhibit B within 5 business days of the determination of the 2003 Income but in no event later than August 30, 2003. In the event that the 2001 Income exceeds the average of the 2001 Income and 2003 Income by more than 10%, the Escrow Agent will return to MSG from the Escrowed Shares that number of shares of MSG determined in accordance with this Exhibit B within 5 business days of the determination of the 2003 Income but in no event later than August 30, 2003. In the event that the average of the 2003 Income and 2001 Income is within 10% of (either plus or minus) the 2001 Income, there shall be no adjustment.

                                    EXHIBIT C

                 MASSACHUSETTS ARTICLES OF MERGER/CONSOLIDATION
                 ----------------------------------------------




                                    EXHIBIT D

                         DELAWARE CERTIFICATE OF MERGER
                         ------------------------------




                                    EXHIBIT E

                                ESCROW AGREEMENT
                                ----------------




                                    EXHIBIT F

                  AGREEMENT AND PLAN OF MERGER FOR BUYER MERGER
                  ---------------------------------------------




                                    EXHIBIT G

                           LAROSA EMPLOYMENT AGREEMENT
                           ---------------------------